UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: December 3, 2004

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On December 9, 2004, we filed a current report on Form 8-K relating to the sale of all of the stock we held in our subsidiary, Callida Genomics, Inc. (“Callida”) to SBH Genomics, Inc., a privately held Delaware corporation. In that report, we indicated that the sale of our Callida stock would result in a non-cash charge to our earnings and that we anticipated filing pro forma financial statements to reflect the disposition of our Callida stock. We now estimate that we will incur a non-cash charge to our earnings of approximately $1.0 to 1.5 million due to the difference between the value of the convertible promissory notes received in the sale and the carrying value of Callida’s assets and liabilities in our balance sheet, plus approximately $0.5 to $1.0 million of various other cash and non-cash charges associated with the sale of this subsidiary. We have determined that pro forma financials are not required to be filed pursuant to Item 9.01(b) of Form 8-K with respect to this transaction. This amendment amends our original filing related to this matter to clarify that no pro forma financial information is presented.

ITEM 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Not applicable

(c)	Exhibits

2.1	Stock Purchase Agreement, dated December 3, 2004, entered into by and between SBH Genomics, Inc., Radoje Drmanac, Snezana Drmanac, Nuvelo, Inc., and Affymetrix, Inc.*

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

	By:	/s/ Lee Bendekgey
Lee Bendekgey
Senior Vice President, Chief Financial Officer and General Counsel

Dated: December 23, 2004

Exhibit Index

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated December 3, 2004, entered into by and between SBH Genomics, Inc., Radoje Drmanac, Snezana Drmanac, Nuvelo, Inc., and Affymetrix, Inc.*

*	Previously filed